Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KINGDOM KONCRETE, INC.,

LATITUDE GLOBAL ACQUISITION CORP.

AND

Latitude 360, Inc.

DATED AS OF APRIL 9, 2014

Schedules

Schedule 2.2(c)	List of L360 Shareholders
Schedule 2.4(a)	List of Convertible Securities Not Converting at Closing
Schedule 3.2	L360 Equity Investments
Schedule 3.5	L360 Capitalization
Schedule 3.7	L360 Litigation
Schedule 3.8	L360 Title to Properties; Absence of Liens
Schedule 3.10	L360 Consents and Approvals
Schedule 3.12	L360 List of Material Contracts
Schedule 3.16	L360 Intellectual Property
Schedule 3.18	L360 Real Property
Schedule 3.20	L360 Absence of Liabilities
Schedule 3.21	L360 Absence of Certain Changes or Events.
Schedule 3.23	L360 List of Real Property Leases and Subleases
Schedule 3.24	L360 List of Insurance
Schedule 4.7	Company SEC Reports and Financial Statements
Schedule 4.8	Company Changes Since December 31, 2013
Schedule 4.11	Company Absence of Liabilities
Schedule 4.16	Company Consents and Approvals
Schedule 4.17	Company List of Material Contracts
Schedule 4.18	Company Taxes

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 8, 2014, is entered into by and among KINGDOM KONCRETE, INC., a Nevada corporation (the “Company”), LATITUDE GLOBAL ACQUISITION CORP., a Florida corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), and LATITUDE 360, INC., a Florida corporation (“L360”). The Company, the Merger Sub and L360 each, individually a “party” or, collectively, the “parties.”

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Merger Sub and L360 have each approved the merger of the Merger Sub with and into L360, with L360 surviving (the “Merger”), on the terms and conditions contained herein and in accordance with the Florida Business Corporation Act (the “FLBCA”), and have determined that the Merger and the transactions contemplated herein are advisable and in the best interest of their respective entities and shareholders;

WHEREAS, the Board of Directors of the Company has approved the provisions of this Agreement, applicable to the Company including, without limitation, the issuance of shares of common stock, par value $0.001 per share of the Company, in connection with the Merger, as more specifically provided in this Agreement;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) and Section 351 of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 and Section 351 of the Code.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
THE MERGER

1.1.            The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Merger Sub shall be merged with and into L360 in accordance with the applicable provisions of the FLBCA and in accordance with this Agreement, and the separate existence of the Merger Sub shall cease. L360 shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”), and shall continue under the laws of Florida. The Surviving Corporation shall be operated as a wholly-owned subsidiary of the Company. The Merger shall have the effects specified in this Agreement, the Certificate of Merger (as defined below) and the applicable provisions of the FLBCA.

1.2.            Closing; Effective Time. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, the closing of the Merger (the “Closing”), shall take place at the offices of Davisson & Associates, PA, 4124 Quebec Avenue North, Suite 306, Minneapolis, MN 55427 (“Davisson”), as soon as practicable (but not later than 5 Business Days) after the satisfaction or waiver of the conditions to Closing contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” As soon as is practicable after the Closing, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of State of the State of Florida a Certificate of Merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the FLBCA. The Merger shall become effective as of the date and at such time (the “Effective Time”) as the Certificate of Merger is filed with the Secretary of State of the State of Florida with respect to the Merger, but not later than May 2, 2014 (the “Outside Closing Date”).

1.3.            Effects of Merger. The Merger shall have the effects set forth in the applicable provisions of the FLBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.            Articles of Incorporation. The Articles of Incorporation of L360 in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Articles of Incorporation of the Surviving Corporation, until amended or repealed in accordance with the terms thereof and with Applicable Law.

1.5.            Bylaws. The Bylaws of L360 in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended or repealed in accordance with the terms thereof and with Applicable Law.

1.6.            Directors and Officers. The directors and officers of L360 immediately prior to the Effective Time shall become at the Effective Time, the directors and officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualify, or they resign or are removed. In addition, the officers and directors of L360 shall be appointed as officers and directors of the Company immediately after the Effective Time, in accordance with the Articles of Incorporation and Bylaws of the Company until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

Article II
EFFECT OF THE MERGER ON CAPITAL STOCK

2.1.            Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the registered holders of any shares of capital stock of the Company (each a “Company Stockholder,” and collectively, the “Company Stockholders”):

(a)                Subject to adjustment at Closing as may be required hereunder, each share of common stock of L360, par value $0.001 per share, (the “L360 Common Stock”), assuming that there are no shares of L360 Common Stock that are Dissenting Shares, shall be converted into the right to receive approximately 2.7874899 shares (the “Conversion Rate”) of a fully paid and non-assessable share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”). To the extent that there are any Dissenting Shares, the Conversion Rate shall be appropriately adjusted, along with any other adjustments provided for in this Agreement, so that immediately after the Effective Time, the holders of the L360 Common Stock (each an “L360 Shareholder” and collectively the “L360 Shareholders”) shall own, in the aggregate, One Hundred Fifty Four Million Seven Hundred Thirty Five Thousand Five Hundred Four (154,735,504) shares of Company Common Stock (on a fully diluted as converted basis) (the “Merger Shares”). The Merger Shares will represent approximately ninety-nine and three tenths of one percent (99.3%) of the issued and outstanding shares of Company Common Stock after giving effect to (i) a reserve for the issuance of approximately Four Million One Hundred Forty Two Thousand Five Hundred Ninety Six (4,142,596) shares of Company Common Stock to new investor(s) and (ii) approximately One Million One Hundred Twenty One Thousand Nine Hundred (1,121,900) shares of Company Common Stock retained by certain existing shareholders of the Company.

(b)               At the Effective Time, all shares of L360 Common Stock, other than any shares of L360 Common Stock that are Dissenting Shares, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each L360 Shareholder shall cease to have any rights with respect thereto, except the right to receive the Merger Shares.

(c)                No fraction of a share of Company Common Stock will be issued, but in lieu of such issuance, the number of shares of Company Common Stock issued to each L360 Shareholder who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock to be received by such L360 Shareholder) shall be rounded to the nearest whole share (with 0.5 being rounded up).

(d)               Notwithstanding the foregoing, no amounts shall be payable at or after the Effective Time with respect to any Dissenting Shares (defined below) or any shares of L360 Common Stock with respect to which dissenters’ rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with Section 2.9 herein and the FLBCA. In the case of any shares with respect to which dissenters’ rights have not terminated as of the Effective Time, if such shares of L360 Common Stock become Dissenting Shares, payment shall be made in accordance with Section 2.9 herein and the FLBCA, and if, instead, the dissenters’ rights with respect to such Company Shares irrevocably terminate after the Effective Time, such shares shall be entitled only to receive the applicable Merger Shares upon delivery of the certificate(s) representing the applicable shares of L360 Common Stock.

2.2.            Exchange of Interests.

(a)                Procedure. At least five (5) days prior to the Closing Date, the L360 Shareholders shall deposit, or shall cause to be deposited, with Signature Stock Transfer Inc. (the “Exchange Agent”), in accordance with transmittal instructions delivered by the Exchange Agent to the L360 Shareholders on behalf of the Company, certificates representing the shares of L360 Common Stock (other than any shares of L360 Common Stock that are Dissenting Shares), accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to the Company good and valid title to the shares of L360 Common Stock free and clear of all Liens. All certificates representing the shares of L360 Common Stock surrendered to the Exchange Agent on the Company’s behalf shall be canceled by the Exchange Agent at the Effective Time. Each certificate representing shares of L360 Common Stock (other than any certificate representing Dissenting Shares) shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Shares in accordance with this Agreement.

(b)               Lost Stock Affidavit. In the event any certificate representing any shares of L360 Common Stock shall have been lost, stolen or destroyed, the Board of Directors of the Company may, in its sole discretion, and as condition precedent to the issuance of the Merger Shares in consideration therefor pursuant to this Agreement, require the owner of such lost, stolen or destroyed certificate to submit to the Company an affidavit stating that such stock certificate was lost, stolen or destroyed and to give the Company an indemnity in customary form against any Claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

(c)                Merger Shares. The Company shall use its best efforts to deliver (or cause the Exchange Agent to deliver), within five (5) Business Days, but in no event more than ten (10) Business Days, after the delivery of the applicable certificates and transfer documents described in Section 2.2(a), to each of the applicable L360 Shareholders, in connection with the Merger and in consideration for the conversion of the shares of L360 Common Stock, certificates representing the Merger Shares issued in the names of the L360 Shareholders as of the Closing Date. The L360 Shareholders of record as of the date of this Agreement, and the number of L360 Common Stock owned by each L360 Shareholder, are set forth on Schedule 2.2(c), which schedule shall be updated to reflect the L360 Shareholders of record and their corresponding ownership as of the Closing Date and such updated Schedule 2.2(c) shall be delivered to the Company and the Exchange Agent no later than the day immediately prior to the Closing Date. If any of the certificates issuable with respect to the Merger Shares are to be issued in the name of a person other than an L360 Shareholder of record, it shall be a condition to the issuance of such Merger Shares that (i) the request shall be in writing and properly documented (e.g., assigned, endorsed or accompanied by appropriate stock powers), (ii) such transfer shall otherwise be proper and in accordance with all applicable federal and state laws, rules, regulations or orders, and (iii) the person requesting such transfer shall pay to the Company any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Company that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, none of the Company, L360 or any of their respective Affiliates, subsidiaries, directors, officers, agents and employees shall be liable to a shareholder for any Merger Shares issued to such shareholder pursuant to this Section 2.2(c) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)               No Interest. All Merger Shares issued upon exchange of the L360 Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(e)                Legend. It is understood that the certificates evidencing the Merger Shares will bear the legends in substantially the form set forth below:

(i)                 THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS;

(ii)               Any additional legend required by Applicable Law.

The legend set forth in (i) above shall be removed from any certificate evidencing such Merger Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that such security can be freely transferred without such a registration statement being in effect or that one is in effect, and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued such Merger Shares.

2.3.            Certain Adjustments. If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding L360 Common Stock or Company Common Stock shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an “Adjustment Event”), the number of Merger Shares issued in exchange for each L360 Shareholder shall be adjusted correspondingly to provide to the L360 Shareholders the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event.

2.4.            Convertible Preferred Stock; Convertible Notes, etc.

(a)                L360 Convertible Securities. Except for certain convertible securities which will not convert into L360 Common Stock at or prior to the Effective Time (the “L360 Non-Converting Securities”), each outstanding share of preferred stock, par value $0.001 per share, of L360 (the “L360 Preferred Stock”) convertible into L360 Common Stock, each warrant to purchase L360 Common Stock (a “L360 Warrant”), and any other security of L360 exchangeable for or convertible into shares of L360 Common Stock, (referred to hereafter collectively as the “L360 Convertible Securities”) shall be exchanged or converted into shares of L360 Common Stock immediately prior to Closing such that the shares of L360 Common Stock issued upon conversion, along with the shares of Company Common Stock underlying the L360 Exchange Convertible Securities (defined below), shall represent the right to receive the Merger Shares. The L360 Non-Converting Securities as of the date of this Agreement are set forth on Schedule 2.4(a), which schedule shall be updated to reflect the L360 Non-Converting Securities as of the Closing Date and such updated Schedule 2.4(a) shall be delivered to the Company no later than the day immediately prior to the Closing Date.

(b)               L360 Exchange Convertible Securities. At the Effective Time, to the extent not exercised prior to the Effective Time, each of the L360 Non-Converting Securities shall be automatically exchanged into a like security of the Company (the “L360 Exchange Convertible Securities”) on the same terms and conditions as the holder of each of the L360 Non-Converting Securities had immediately prior to the Effective Time; provided, however, that (i) the total number of shares of Company Common Stock underlying the L360 Exchange Convertible Securities shall be equal to the total number of shares of L360 Common Stock underlying the L360 Non-Converting Securities, immediately prior to the Closing, multiplied by the Conversion Rate and (ii) the aggregate ownership of the L360 Shareholders, inclusive of the shares of Company Common Stock underlying the L360 Exchange Convertible Securities, shall not exceed the Merger Shares. At the Effective Time, the Company shall expressly assume the due and punctual observance and performance of each and every covenant contained in, and condition of, the L360 Exchange Convertible Securities to be performed and observed by L360 and all the obligations and liabilities thereunder.

(c)                Confirmation. As promptly as practicable after the Effective Time, the Company shall deliver to each holder of an L360 Exchange Convertible Securities a duly executed confirmation that the Company has expressly assumed the due and punctual observance and performance of each and every covenant contained in, and condition of, the applicable L360 Non-Converting Securities to be performed and observed by L360 and all the obligations and liabilities thereunder.

(d)               Shares Reserved. The number of shares of Company Common Stock issuable upon exercise of the L360 Exchange Convertible Securities shall be reserved by the Company out of authorized but unissued Company Common Stock for issuance upon exercise in full of all L360 Exchange Convertible Securities after the Effective Time.

2.5.            No Indebtedness or Expenses. Except as expressly set forth herein, including any Schedule annexed to this Agreement, immediate prior to the Closing, the Company shall have no indebtedness, accounts payable or accrued expenses of any kind with the exception of transfer agent fees and such other miscellaneous fees that in the aggregate shall not exceed $2,000.

2.6.            Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of L360, necessary to consummate the Merger and confirm the effectiveness of the Merger, so long as such action is not inconsistent with this Agreement.

2.7.            Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the L360 and the Merger Sub, the officers and directors of L360 and the Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.8.            Dissenters’ Rights. Shares of L360 Common Stock that have not been voted to approve the Merger transaction contemplated by this Agreement or consented thereto in writing and with respect to which appraisal rights have been properly exercised in accordance with the FLBCA (“Dissenting Shares”) will not be converted into the right to receive the Merger Shares otherwise payable with respect to such L360 Common Stock at or after the Effective Time, but will instead be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the FLBCA. If a holder of Dissenting Shares (a “Dissenting Shareholder”) withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Merger Shares in accordance with Section 2.2 of this Agreement. L360 will give the Company and Merger Sub prompt notice of any demand received by L360 from a holder of Dissenting Shares for appraisal of such Dissenting Shareholder’s shares of L360 Common Stock, and the Company shall have the right to participate in all negotiations and proceedings with respect to such demand. Each Dissenting Shareholder who, pursuant to the provisions of the FLBCA, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the Merger Shares that would otherwise have been payable with respect to Dissenting Shares if such shares of L360 Common Stock were not Dissenting Shares will be issued to the other L360 Shareholders, as a result of an adjustment to the Conversion Rate, as described in Section 2.1(a).

Article III
REPRESENTATIONS AND WARRANTIES OF L360

Except as set forth on the disclosure schedules, L360 hereby represents and warrants to the Company as follows:

3.1.            Organization and Qualification. L360 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has requisite corporate power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. L360 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on L360.

3.2.            Equity Investments. L360 has no subsidiaries (each a “Subsidiary” and collectively, “Subsidiaries”) and does not own any equity interest in any other corporation or in any partnership, limited liability company or other form of business entity, except as set forth on Schedule 3.2. Each Subsidiary is a corporation, limited liability company or other entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has requisite corporate power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Subsidiary.

3.3.            Authority to Execute and Perform Agreement. L360 has the requisite power and all authority required to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (collectively, the “Transactions”). The execution, delivery and performance by L360 of this Agreement and the other Transaction Documents to which it is a party, and the consummation by L360 of the Transactions have been duly authorized and approved by all necessary corporate action.

3.4.            Binding Effect. This Agreement has been validly executed and delivered by L360 and, assuming the due execution and delivery hereof by the Company, constitutes a valid and binding obligation of L360, enforceable against L360 in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

3.5.            Capitalization. The authorized capital stock of L360 consists of 110,000,000 shares of capital stock, (a) 100,000,000 of which shares are designated as common stock, $0.001 par value per share, and of which ________ shares are issued and outstanding, as of the date of this Agreement, and (ii) 10,000,000 of which shares are designated as preferred stock, $0.001 par value per share, and of which _______ shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of L360 Common Stock and L360 Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding shares L360 Common Stock and other securities of L360 have been duly and validly issued in compliance with federal and state securities laws. Except as set forth on Schedule 3.5, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls, commitments or agreements relating to (i) the authorized and unissued stock interests of L360, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from L360, any stock interests of L360 and no such convertible or exchangeable securities or obligations are outstanding. There are no dividends which have accrued or been declared but are unpaid on the capital stock of L360 and there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to L360. All of the issued and outstanding shares of L360’s capital stock are free and clear of any Liens or other agreements adversely effecting title to such shares or Claims (other than those created by virtue of this Agreement or by the Company). Prior to the Closing, all L360 Convertible Securities, except those for those securities listed on Schedule 2.4(a) (as updated in connection with Closing), shall be either cancelled, exchanged for or converted into shares of L360 Common Stock so that immediately prior to the Closing, except for those securities listed on Schedule 2.4(a) (as updated in connection with Closing), L360 shall have no outstanding options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls, commitments or agreements with respect to any of the securities described in clauses (i) and (ii) above.

3.6.            Vote Required; Board of Directors’ Approval. The only vote necessary with respect to L360’s approval of the Merger is the affirmative vote of the L360 Shareholders holding at least a majority of the outstanding shares of L360 Common Stock. The Board of Directors of L360, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the other Transaction Documents to which L360 is a party, the Merger and the Transactions in accordance with the requirements of the FLBCA.

3.7.            Litigation. There are no judicial, governmental, administrative or arbitral actions, Claims, suits or proceedings or investigations which involve amounts in excess of $250,000 (collectively, “Material Legal Proceedings”) pending or, to the Knowledge of L360, threatened against or involving L360, any of the Subsidiaries, or any of their respective properties or assets, except as set forth on Schedule 3.7. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal involving amounts in excess of $250,000 against or involving L360, any of the Subsidiaries, or, to the Knowledge of L360, any of their respective officers, directors, employees or agents (in such person’s capacity as an officer, director, employee or agent of L360 or any such Subsidiary, and not personally).

3.8.            Title to Properties; Absence of Liens. L360 and each of its Subsidiaries, as applicable, has (i) good and marketable title free and clear of any and all Liens and encumbrances of any kind in and to all of its assets and properties necessary for the conduct of its respective businesses and (ii) sufficient rights to all of their respective assets and properties to permit them to carry on their respective businesses as currently contemplated, whether real, personal or fixed, free and clear of all Liens, in each case, except (a) for Liens set forth on Schedule 3.8, (b) for Liens for Taxes not yet due and payable or which L360 or any applicable Subsidiary is contesting in good faith and for which adequate reserves have been established, (c) for such properties and assets as may have been sold since the date hereof in the ordinary course of business, and (d) for Liens not securing debt that do not materially detract from the value or materially interfere with the use of the property subject thereto (collectively, “Permitted Liens”).

3.9.            Compliance with Laws. Neither L360 nor any Subsidiary is in violation of, default under, or conflict with, any applicable order, consent, approval, authorization, registration, declaration, filing, judgment, injunction, award, decree or writ of any Governmental Body or court of competent jurisdiction (collectively, “Orders”) or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on L360 or any such Subsidiary.

3.10.        Consents and Approvals. Except for (i) those consents, approvals, orders, authorizations, filings or notices set forth on Schedule 3.10, (ii) applicable requirements of the Securities Act, the Exchange Act or state securities or “blue sky” laws (“Blue Sky Laws”), and (iii) the Certificate of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by L360 in connection with the execution, delivery and performance by L360 of this Agreement or any of the other Transaction Documents to which L360 is a party, each and every agreement contemplated hereby and thereby, and the consummation by L360 of the Transactions.

3.11.        Non-contravention. The execution and delivery of this Agreement and the other Transaction Documents by L360, the performance by L360 of its obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and thereby by L360 (A) do not and will not conflict with, or result in a breach or violation of (i) any provision of L360’s charter or bylaws, (ii) any applicable laws, (iii) any material agreement, contract, lease, license or instrument to which L360 or any of its Subsidiaries is a party, or by which it, its Subsidiaries or any of their respective properties or assets are bound and (B) will not result in the creation or imposition of any Lien upon any of the property or assets of L360 or any of its Subsidiaries pursuant to any provision of any contract or Lien.

3.12.        Material Contracts. Schedule 3.12 sets forth all Material Contracts to which either L360 or any of its Subsidiaries is a party. L360 has delivered to or made available to the Company a correct and complete copy of each Material Contract. With respect to each such Material Contract, (a) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to L360 or its Subsidiaries, as applicable, and, to L360’s Knowledge, such Material Contract is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) and (b) (i) neither L360 nor any of its Subsidiaries has received written notice, from any Person, claiming that L360 or any of its Subsidiaries is in breach or default under any Material Contract, (ii) to L360’s Knowledge, no other party to any such Material Contract is in breach or default of any Material Contract and (iii) to L360’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default under any Material Contract; except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on L360 or any of its Subsidiaries. Neither L360 nor any of its Subsidiaries is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed on Schedule 3.12 under the terms of this Section 3.12.

3.13.        Taxes.

(a)                Filing of Tax Returns. L360 and each of its Subsidiaries, as applicable, has timely filed, or has had timely filed on its behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes it is required to file. The Tax Returns filed (including any amendments thereto) are complete and accurate in all material respects. Neither L360 nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of L360, no Claim has ever been made by any Taxing authority in a jurisdiction where L360 or any of its Subsidiaries does not file Tax Returns, or has Tax Returns filed on its behalf, that L360 or any such Subsidiary is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

(b)               Payment of Taxes. All Taxes owed by L360 and its Subsidiaries (whether or not shown as due on any Tax Returns) have been paid in full. L360 and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. L360 and each of its Subsidiaries has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of L360 and all of its Subsidiaries (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of L360’s and its Subsidiaries’ most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of L360 and each of its Subsidiaries in filing, or having filed on its behalf, its Tax Returns. The charges, accruals and reserves on the books of L360 and each of its Subsidiaries in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

(c)                Audits, Investigations or Claims. There is no dispute or Claim which has not been resolved concerning any Tax liability of L360 or any of its Subsidiaries either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of L360 has Knowledge. There is no currently pending audit of any Tax Return of L360 or any of its Subsidiaries by any Taxing authority, and L360 has not been notified in writing that any Taxing authority intends to audit any Tax Return of L360 or any Subsidiary. Neither L360 nor any of its Subsidiaries has executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

3.14.        Financial Statements.

(a)                Prior to Closing, L360 shall deliver to the Company copies of its unaudited consolidated balance sheets, statements of income and statements of cash flows for the fiscal years ended December 31, 2013 and 2012 (the “L360 Financial Statements”). The L360 Financial Statements present fairly the financial condition and results of operations of L360 and its Subsidiaries, as applicable, at the dates and for the periods covered by the L360 Financial Statements. L360 represents and warrants that there has been no material adverse change in the financial condition of L360 or any of its Subsidiaries from that stated in the L360 Financial Statements.

(b)               The L360 Financial Statements and any notes related thereto comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of L360 and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(c)                Neither L360 nor any of its Subsidiaries has any direct or indirect liabilities that were not fully and adequately reflected or reserved against on the applicable consolidated balance sheets or described in the applicable notes to the L360 Financial Statements. L360 has no Knowledge of any circumstance, condition, event or arrangement that has taken place at any time that may hereafter give rise to any liabilities.

3.15.        Books and Records. The books and records, financial and otherwise, of L360 and its Subsidiaries are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets and liabilities of L360 and its Subsidiaries, as applicable.

3.16.        Intellectual Property.

(a)                Except as set forth on Schedule 3.16, neither L360 nor any of its Subsidiaries has any Intellectual Property for its business as now conducted and as proposed to be conducted. To the Knowledge of L360, the businesses as conducted and as proposed to be conducted by L360 and its Subsidiaries, as applicable, do not and will not cause L360 or any of its Subsidiaries to infringe or violate any of the Intellectual Property of any other Person.

(b)               L360 and its Subsidiaries, as applicable, each own, or have the right to use, free and clear of all Liens, other than Permitted Liens, all of the Intellectual Property necessary for the conduct of their respective businesses. There are no outstanding options, licenses or agreements of any kind relating to such Intellectual Property, nor is L360 or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to any of such Intellectual Property, other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. Neither L360 nor any of its Subsidiaries has received any communications alleging that L360 or any of such Subsidiaries has violated or, by conducting its business as conducted and as currently proposed to be conducted by L360 or any such Subsidiary, violates any Intellectual Property rights of any other Person.

3.17.        Environmental Matters. L360 and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (ii) L360 and each of its Subsidiaries, as applicable, has all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of L360 or any of its Subsidiaries which have given rise to or are reasonably likely to give rise to any material liability on the part of L360 or any such Subsidiary under any Environmental Law; (iv) neither L360 nor any of its Subsidiaries has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; and (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of L360 or any of its Subsidiaries, or the use of any property or facility by L360 or any of its Subsidiaries, or to the Knowledge of L360, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body.

3.18.        Real Property. Except as disclosed on Schedule 3.18, neither L360 nor any of its Subsidiaries own, and have not owned, any real property or any interest in any real property. Any real property owned by L360 or any of its Subsidiaries is owned free and clear of any Liens, except for those Liens set forth on Schedule 3.18. L360 or any of its Subsidiaries, as applicable, is in compliance with Applicable Law pertaining to its ownership and use of any real property owned by L360 or such Subsidiary.

3.19.        Labor Matters. Neither L360 nor any of its Subsidiaries is now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of L360, no application for certification of a collective bargaining agent is pending. L360 and each of its Subsidiaries is in compliance with all Applicable Laws applicable to each of them affecting employment practices and terms and conditions of employment.

3.20.        Absence of Liabilities. As of December 31, 2013, the date of L360’s most recent consolidated balance sheet, except as set forth on such consolidated balance sheet or on Schedule 3.20, neither L360 nor any of its Subsidiaries has any debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

3.21.        Absence of Certain Changes or Events. Except as set forth on Schedule 3.21 and actions taken in connection with updating Schedule 2.2(c) and Schedule 2.4(a) prior to Closing, since December 31, 2013, neither L360 nor any of its Subsidiaries has:

(a)                Conducted any business or engaged in any activities valued in excess of $100,000, other than activities related to the negotiation and execution of this Agreement or activities in the ordinary course of its business, consistent with past practice;

(b)               Declared or made any payment of dividends or other distributions to its shareholders or upon or in respect of any of its stock interests or purchased, or obligated itself to purchase, retire or redeem, any of its stock interests or other securities;

(c)                Amended its charter or Bylaws;

(d)               Borrowed or agreed to borrow any funds; incurred or agreed to incur or become subject to any debts, liabilities or obligations of any kind whatsoever (other than (i) in conjunction with the negotiation and execution of this Agreement, (ii) legal, accounting, advisory and board of director fees and expenses, (iii) obligations incurred in the ordinary course of business or (iv) as set forth on Schedule 3.21;

(e)                Except for any Permitted Liens, subjected or agreed to subject any of the assets or properties of L360 or any of its Subsidiaries to any Lien or other encumbrance or suffered such to be imposed;

(f)                Except on behalf of its Subsidiaries, guaranteed or agreed to guarantee the debts or obligations of others; or

(g)               Experienced any change, event or condition (whether or not covered by insurance) that has resulted in, any Material Adverse Effect on L360 or any of its Subsidiaries.

3.22.        Full Disclosure. This Agreement (including the information contained in the disclosure schedules) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein, in the context in which made or provided, not false or misleading.

3.23.        Real Property Leases.

(a)                Schedule 3.23 sets forth a list of all real property leased or subleased to L360 or any of its Subsidiaries. L360 has delivered or made available to the Company correct and complete copies of the leases and subleases (as amended to date) listed on Schedule 3.23.

(b)               Each such lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to L360 or its applicable Subsidiary and, to the L360’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought).

(c)                Neither L360 nor any of its Subsidiaries has received written notice, from any Person, claiming that is in breach or default under any such lease or sublease, and to L360’s Knowledge, (i) no other party to any lease or sublease is in breach or default thereunder and (ii) no event has occurred which, with notice or lapse of time would constitute a breach or default, except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on L360 or any of its Subsidiaries.

(d)               Neither L360 nor any of its Subsidiaries has received any written notice of any material dispute with regards to any such lease or sublease.

(e)                Except with respect to any Permitted Liens, neither L360 nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such leasehold or subleasehold.

3.24.        Insurance. Schedule 3.24 lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which L360 or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Schedule 3.24 of the Company also lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

3.25.        Employee Benefits. The Company has no “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“Benefit Plans”).

3.26.        Board of Directors Action. The Board of Directors of L360 has (i) determined that the Merger is fair and in the best interests of L360 and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the corporate laws of the State of Florida, as applicable, and (iii) directed that this Agreement and the Merger be submitted to the shareholders for their adoption and approval and resolved to recommend that the shareholders vote in favor of the adoption of this Agreement and the approval of the Merger

3.27.        Articles of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of L360 and its Subsidiaries which have been delivered to the Company are true, correct and complete copies thereof. The corporate minutes of L360 and its Subsidiaries, which have been delivered to the Company, are accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of L360 and its Subsidiaries, as applicable, since the date of their respective incorporations. L360 and its Subsidiaries have each delivered all books, records, agreements and other material information of L360 and its Subsidiaries relating to their respective businesses. All documents furnished or caused to be furnished to the Company by L360 and its Subsidiaries are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Article IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND MERGER SUB

Except as set forth on the disclosure schedules, the Company, Kingdom Concrete, Inc. and Merger Sub hereby, jointly and severally, represent and warrant to L360 as follows:

4.1.            Organization and Qualification; Subsidiaries. Each of the Company Kingdom Concrete, Inc., a Texas corporation (“Kingdom Texas”) and Merger Sub is a corporation, duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Company, Kingdom Texas and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company does not have any subsidiaries other than Merger Sub and Kingdom Concrete, Inc., a Texas corporation. Merger Sub does not have any subsidiaries.

4.2.            Equity Investment. Except for Kingdom Concrete, Inc., a Texas corporation and Merger Sub, the Company does not own any equity interest in any other corporation or in any partnership, limited liability company or other form of business entity. Merger Sub does not own any equity interest in any other corporation or in any partnership, limited liability company or other form of business entity.

4.3.            Authority to Execute and Perform Agreement. Each of the Company, Kingdom Texas and Merger Sub has the requisite power and all authority required to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action.

4.4.            Binding Effect. This Agreement has been validly executed and delivered by each of the Company, Kingdom Texas and Merger Sub and, assuming the due execution and delivery hereof by L360, constitutes a valid and binding obligation of each of the Company, Kingdom Texas and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

4.5.            Capitalization.

(a)                As of the date hereof, the authorized capital stock of the Company consists of (i) Five Hundred Million (500,000,000) shares of common stock, par value $0.001 per share, of which Five Million Seven Hundred Twenty One Thousand Nine Hundred (5,721,900) shares of common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and (ii) Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share, of which none are issued and outstanding. The Company has no other authorized, issued or outstanding class of capital stock.

(b)               As of the date hereof, the authorized capital stock of Merger Sub consists of (i) One Hundred (100) shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding, fully paid and non-assessable, and owned by the Company. The Merger Sub has no other authorized, issued or outstanding class of capital stock.

(c)                Obligations. Except as otherwise provided in this Agreement, in connection with the Merger, there are no obligations, contingent or otherwise, of the Company or Merger Sub to repurchase, redeem or acquire shares of the Company or Merger Sub.

(d)               Options, Warrants, etc. Except as otherwise provided in this Agreement, in connection with the Merger, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Company, (ii) the authorized and unissued capital stock of Merger Sub or (iii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company or from Merger Sub any shares of capital stock of the Company or Merger Sub and no such convertible or exchangeable securities or obligations are outstanding.

(e)                Registration. The outstanding shares of the capital stock of the Company and Merger Sub have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act or in compliance with applicable exemptions therefrom, and the registration and qualification requirements of all applicable securities laws of states of the United States.

(f)                Merger Shares.

(i)                 The Merger Shares, when paid for and then issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, and will be free of any Liens or encumbrances and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws or the Transaction Documents.

(ii)               The (A) L360 Common Stock exchanged for Merger Shares, in connection with the Merger, inclusive of all L360 Convertible Securities exchanged for or converted into L360 Common Stock prior to the Closing Date and (B) the Merger Shares underlying the L360 Exchange Convertible Notes, will consist of One Hundred Fifty Four Million Seven Hundred Thirty Five Thousand Five Hundred Four (154,735,504) of the Company Common Stock.

4.6.            Approvals. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the Merger and the Transactions in accordance with the requirements of the Nevada Revised Statutes. The Board of Directors of Merger Sub, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the Merger and the Transactions in accordance with the requirements of the FLBCA and such Board shall cause the Company as the sole shareholder of Merger Sub to approve the Merger.

4.7.            SEC Reports and Financial Statements. Except as set forth on Schedule 4.7:

(a)                Since March 30, 2009, each form, report, schedule, registration statement, proxy statement, information statement, exhibit and any other document, to the extent required to be filed in accordance with Applicable Law by the Company with the Securities and Exchange Commission (the “SEC”) (as such documents have been amended prior to the date hereof, the “SEC Reports”), as of its respective date, has complied in all material respects with the applicable requirements of the Securities Act and Exchange Act and was timely filed (except where a valid extension of the filing date was filed and the applicable SEC Report was filed within the period permitted by such extension). None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof.

(b)               The financial statements of the Company included in such SEC Reports and any notes related thereto comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the financial position of the Company as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(c)                The Company does not have any direct or indirect liabilities that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to the audited financial statements of the Company. The Company has no Knowledge of any circumstance, condition, event or arrangement that has taken place at any time that may hereafter give rise to any liabilities.

4.8.            No Material Adverse Change. The Company has not conducted any business or engaged in any activities other than activities in the ordinary course, consistent with past practice, and there has been no change in the business, properties, assets, operations or condition (financial or otherwise) which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Material Adverse Effect on it, and the Company has no Knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, operations or condition (financial or otherwise), whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Material Adverse Effect on the Company. Since December 31, 2013, the Company has not taken, directly or indirectly, any of the actions identified in Section 5.1, except as (i) set forth in the Recent Reports, (ii) provided in this Agreement, with respect to the Merger and related Transactions or (iii) otherwise set forth on Schedule 4.8.

4.9.            Books and Records. The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets and liabilities of the Company

4.10.        Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company, Kingdom Texas or Merger Sub, or any of their respective property or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company, Kingdom Texas or Merger Sub.

4.11.        Absence of Liabilities. As of December 31, 2013, the date of the Company’s most recent balance sheet, the Company has no debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not otherwise set forth in such balance sheet or on Schedule 4.11, which shall be updated as of the Closing Date.

4.12.        Title to Properties; Absence of Liens. The Company, Kingdom Texas and Merger Sub have good and marketable title to all of their respective assets and properties, whether real, personal or fixed, free and clear of all Liens, except for Liens for Taxes not yet due and payable or which the Company is contesting in good faith and for which adequate reserves have been established.

4.13.        Compliance with Laws. Neither the Company, Kingdom Texas nor Merger Sub is in violation of, default under, or conflict with, any applicable Order or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, Kingdom Texas or Merger Sub.

4.14.        Intellectual Property. Neither the Company, Kingdom Texas nor Merger Sub owns, licenses or otherwise has any rights in or to any Intellectual Property.

4.15.        Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents by the Company, Kingdom Texas and Merger Sub, as applicable, the performance by the Company, Kingdom Texas and Merger Sub of their respective obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and thereby by each of them (A) do not and will not conflict with, or result in a breach or violation of (i) any provision of the charter or bylaws of the Company, Kingdom Texas or Merger Sub, (ii) any Applicable Law, (iii) any material agreement, contract, lease, license or instrument to which the Company or Merger Sub is a party or by which the Company, Kingdom Texas or Merger Sub or any of their respective properties or assets are bound and (B) will not result in the creation or imposition of any Lien upon any of the property or assets of the Company, Kingdom Texas or Merger Sub pursuant to any provision of any contract or Lien.

4.16.        Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 4.16, (ii) applicable requirements of the Securities Act, the Exchange Act or Blue Sky Laws, (iii) notices and filings in connection with the Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by the Company in connection with the execution, delivery and performance by the Company, Kingdom Texas or Merger Sub of this Agreement, each and every agreement contemplated hereby, and the consummation by the Company, Kingdom Texas and Merger Sub of the Transactions.

4.17.        Material Contracts. Schedule 4.17 sets forth all Material Contracts to which the Company is a party. The Company has delivered to or made available to L360 a correct and complete copy of each Material Contract. With respect to each such Material Contract, (a) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company, and, to the Company’s Knowledge, such Material Contract is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) and (b) (i) the Company has not received written notice, from any Person, claiming that the Company is in breach or default under any Material Contract, (ii) to the Company’s Knowledge, no other party to any such Material Contract is in breach or default of any Material Contract and (iii) to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default under any Material Contract; except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on the Company. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed on Schedule 4.17 under the terms of this Section 4.17.

4.18.        Taxes. Except as set forth on Schedule 4.18:

(a)                Filing of Tax Returns. The Company has timely filed, or has had timely filed on its behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes required to be filed by the Company. The Tax Returns filed (including any amendments thereto) are complete and accurate in all material respects. The Company has not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of the Company, no Claim has ever been made by any Taxing authority in a jurisdiction where the Company does not file Tax Returns, or has Tax Returns filed on its behalf, that the Company is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

(b)               Payment of Taxes. All Taxes owed by the Company (whether or not shown as due on any Tax Returns) have been paid in full or adequate reserves on its books and/or records have been established. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of the Company (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Company’s most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing, or having filed on their behalf, their Tax Returns. The charges, accruals and reserves on the books of the Company in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

(c)                Audits, Investigations or Claims. There is no dispute or Claim which has not been resolved concerning any Tax liability of the Company either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge. There is no currently pending audit of any Tax Return of the Company by any Taxing authority, and the Company has not ever been notified in writing that any Taxing authority intends to audit any Tax Return of the Company. The Company has not executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(d)               Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company.

(e)                Tax Elections. The Company (i) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election pursuant to Code Sections 338 or 336(e) or the regulations thereunder or any comparable provisions of any foreign or state or local income tax law; (iii) is not subject to any constructive elections under Code Section 338 or the regulations thereunder; (iv) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under §280G and §162(m) of the Code; and (v) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income Tax provision.

(f)                Prior Affiliated Groups. The Company (A) has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code and (B) does not have any liability for the Taxes of any person under Treas. Reg. §1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Except as otherwise disclosed in the SEC Reports, the Company is not a successor to any other person by way of merger, reorganization or similar transaction.

(g)               Tax Sharing Agreements. The Company is not a party to any Tax allocation, indemnity or sharing or similar agreement.

(h)               Section 355. The Company has not distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

(i)                 Partnerships. The Company does not own an interest in a partnership for Tax purposes.

4.19.        Environmental Matters. (i) The Company is in compliance in all material respects with applicable Environmental Laws; (ii) the Company has all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of the Company which have given rise to or are reasonably likely to give rise to any liability on the part of the Company under any Environmental Law; (iv) the Company has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; and (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or the use of any property or facility by the Company, or to the Knowledge of the Company, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body.

4.20.        Real Property. The Company does not own any real property or any interest in any real property.

4.21.        Broker’s Fees. No broker, finder, agent or similar intermediary has acted on behalf of the Company or Merger Sub in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or Merger Sub.

4.22.        Labor Matters. The Company is not now, and has not previously been bound by or party to any collective bargaining agreement and, to the Knowledge of the Company, no application for certification of a collective bargaining agent is pending. The Company is in compliance with all Applicable Laws applicable to the Company affecting employment practices and terms and conditions of employment.

4.23.        Articles of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of the Company and Merger Sub which have been delivered to L360 are true, correct and complete copies thereof. The corporate minutes of the Company and Merger Sub, which have been delivered to L360, are complete and accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of the Company and Merger Sub, as applicable, since the date of their respective incorporations and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The Company and Merger Sub have each delivered L360 all books, records, agreements and other material information of the Company and Merger Sub relating to their respective businesses. All documents furnished or caused to be furnished to L360 by the Company and Merger Sub are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

4.24.        Full Disclosure. This Agreement (including the information contained in the disclosure schedules) and the SEC Reports, do not (i) with respect to the Company, contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) with respect to the Company, omit to state any material fact necessary in order to make the representations, warranties and information contained herein (including the information contained in the disclosure schedules) and the SEC Reports, in the context in which made or provided, not false or misleading.

Article V
ADDITIONAL AGREEMENTS OF THE PARTIES

5.1.            Actions Pending Closing. From the date hereof until the Effective Time, unless otherwise agreed to in writing, each of the parties to this Agreement agree to conduct its business and operations only in the ordinary course and in substantially the same manner as heretofore conducted and the Company shall continue to make timely filings (except pursuant to valid extensions agreed to by L360) as required by the SEC pursuant to the Securities Act and the Exchange Act and shall not take any action that will adversely affect the ability of the Company to qualify for quotation of its common stock on the OTCQB tier of the OTC Market. Without limiting the generality of the foregoing, prior to the Effective Time, none of the parties to this Agreement shall, except as contemplated by this Agreement, including in connection with L360’s delivery of updated Schedule 2.2(c) and updated Schedule 2.4(a) prior to Closing, without the prior written consent of the other parties to this Agreement, directly or indirectly, do any of the following (all of which shall also apply to the parties’ Subsidiaries):

(a)                except to the extent required by Applicable Law, or as contemplated by this Agreement, amend or otherwise change the articles of incorporation, Bylaws, operating agreement or other similar organizational document;

(b)               issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge, disposition, grant or creation of any additional shares of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock, except that this provision shall not be applicable to L360, provided that any change in L360’s outstanding securities shall require an applicable adjustment to the Conversion Rate and none of such actions shall cause L360’s representations and warranties not to be true and accurate as of the date made if made as of a specific date or as of the Closing Date;

(c)                purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock (including any security convertible or exchangeable into its capital stock), except for the cancelation of Six Hundred Thousand shares in connection with the spin-off of Kingdom Texas as set forth in Section 5.19 hereof and that this provision shall not be applicable to L360, provided that any change in L360’s outstanding securities shall require an applicable adjustment to the Conversion Rate and none of such actions shall cause L360’s representations and warranties not to be true and accurate as of the date made if made as of a specific date or as of the Closing Date;

(d)               enter into any Material Contract, except in the ordinary course of business;

(e)                declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

(f)                incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities, except that this provision shall not be applicable to L360, provided that any change in L360’s outstanding securities shall require an applicable adjustment to the Conversion Rate and none of such actions shall cause L360’s representations and warranties not to be true and accurate as of the date made if made as of a specific date or as of the Closing Date;

(g)               (i) increase the compensation payable or to become payable to, or enter into any employment agreement with, any of its directors, executive officers or employees, (ii) grant any severance or termination pay to any director, officer or employee, (iii) enter into any severance agreement with any director, officer or employee, (iv) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan or any employee Benefit Plan or policy, or (v) hire any employee or consultant;

(h)               take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as may be required by GAAP;

(i)                 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business entity;

(j)                 mortgage or otherwise encumber, subject to any Lien, or sell, transfer or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate;

(k)               adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(l)                 pay, discharge or satisfy any Claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business and consistent with past practice;

(m)             take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (l) above, or any action which would make any of the representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the parties to this Agreement from performing or cause the parties to this Agreement not to perform their respective covenants under this Agreement in any material respect;

(n)               waive, release, assign, settle or compromise any material rights, Claims or litigation (including any confidentiality agreement);

(o)               authorize any of, or commit or agree to take any of, the foregoing actions; or

(p)               make or change any Tax election, settle any audit, Claim or examination of Taxes, adopt or apply to change any method of accounting or accounting practice for Tax purposes, file any amended Tax Return, enter into any closing agreement or request a Tax ruling from a Tax authority, settle any Claims for Taxes, surrender any right to Claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, Tax Return or Claim for Taxes, or take any action or fail to take any action that would have a material adverse effect on the Tax liability of any of the parties to this Agreement.

5.2.            L360 Shareholders’ Approval. As soon as practicable after the date hereof, L360 will take all steps necessary to solicit the approval of the requisite number of the L360 Shareholders approving the Merger and this Agreement in accordance with the provisions of the FLBCA and its bylaws (the “L360 Consent”). Except as otherwise contemplated by this Agreement and subject to the exercise of the fiduciary duties of L360’s Board of Directors, the Board of Directors of L360 (i) shall recommend to the L360 Shareholders that they approve the Merger, and (ii) shall use its reasonable best efforts to obtain the L360 Consent.

5.3.            Efforts; Consents. Each of the parties to this Agreement agrees to, and to cause its respective Subsidiaries to, use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger and the Transactions. Without limiting the generality of the foregoing, each of the parties hereto shall use, and shall cause its respective Subsidiaries to use, reasonable best efforts to obtain all authorizations, consents, orders and approvals of Federal, state, and local regulatory bodies, that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the other Transactions Documents and the consummation of the Transactions, and shall cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its respective obligations pursuant to this Agreement, the other Transaction Documents and the Transactions. The parties shall not take, and shall cause their respective Subsidiaries not to take, any action which would have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals, and the parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to secure such approvals as promptly as possible. The parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts not to take any action or enter into any transaction which would result in a breach of any covenant made by such party in this Agreement.

5.4.            Filing of Tax Returns; Payment of Taxes. Each of the parties to this Agreement will prepare in a manner consistent with its past practice and timely file all Tax Returns it is required to file, the due date of which (without extensions) occurs on or before the Closing Date and shall pay all Taxes due with respect to any such Tax Returns.

5.5.            Access to Information.

(a)                The Company, through its duly appointed representatives, shall afford L360 and shall cause its independent accountants to afford to L360, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all information concerning the Company and/or Kingdom Texas as L360 may reasonably request, provided that the Company shall not be required to disclose any information which it is legally required to keep confidential. L360 will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and L360 will cause its consultants and advisors also to hold such information in confidence) in accordance with Section 5.7 (Confidentiality).

(b)               L360, through its duly appointed representatives, shall afford the Company and shall cause its independent accountants to afford to the Company and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of L360’s and each of its Subsidiaries’ properties, books, contracts, commitments and records and to the audit work papers and other records of L360’s independent accountants. During such period, L360 shall use reasonable efforts to furnish promptly to the Company such information concerning L360 and its Subsidiaries as the Company may reasonably request, provided that L360 shall not be required to disclose any information which it is legally required to keep confidential. The Company will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and the Company will cause its consultants and advisors also to hold such information in confidence) in accordance with Section 5.7 (Confidentiality).

5.6.            Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by Applicable Law, (iii) necessary to secure any required consents as to which the other party has been advised, or (iv) consented to in writing by L360 and the Company, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, L360 and its Subsidiaries, and their respective officers, directors, employees, agents, Affiliates, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, “Representatives”). Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party to the extent practicable regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by Applicable Law. In the event the Merger is not consummated, L360 and the Company shall return to the other or destroy all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Applicable Law or such disclosure is necessary in connection with the pursuit or defense of a Claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall, so long as not prohibited by Applicable Law or Claim, notify the party which provided the same to the extent practicable in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

5.7.            Notification of Certain Matters. The Company or L360, as applicable, shall give prompt notice to other, as between them, if any of the following occurs after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, FINRA, the SEC or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect; (iv) the commencement or threat of any Material Legal Proceedings involving or affecting the Company, on one hand, or L360 or any of its Subsidiaries, on the other hand, or any of their respective properties or assets; (v) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by the Company, on one hand, or L360, on the other hand, of any provision of this Agreement, and (vi) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect on the Company, on one hand, or on L360 or any of its Subsidiaries, on the other hand.

5.8.            Non-Solicitation.

(a)                No party to this Agreement, nor any of their respective Representatives shall (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Acquisition Proposal (defined below), (ii) enter into any agreement or take any other action that by its terms could reasonably be expected to adversely affect the consummation of the Merger and related transactions, or (iii) directly or indirectly engage or otherwise participate in any discussions or negotiations with, or provide any information or data to, or afford any access to their properties, books or records to, or otherwise assist, facilitate or encourage, any person (other than L360, the Company, or any Affiliate or associate thereof) relating to any Acquisition Proposal.

(b)               Each of the parties to this Agreement and each of their Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Acquisition Proposal.

(c)                The Company and L360 shall immediately provide to the other written notice of any Acquisition Proposal received by it or any of its Representatives, which notice shall include information about the third party making the Acquisition Proposal and any other details about the Acquisition Proposal.

(d)               For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of any party to this Agreement, taken as a whole, or 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or L360, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or L360, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, L360 or any of their Subsidiaries that constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries or L360 and its Subsidiaries, as the case may be, taken as a whole, or that results in the stockholders of the Company or the L360 Shareholders, as the case may be, immediately prior to such transaction owning less than 50% of the outstanding voting securities of the Company or L360, as the case may be, immediately after such transaction, in each case other than the transactions contemplated by this Agreement, or (iv) any transaction that could reasonably result in discouraging or frustrating the transactions contemplated herein or that are incidental hereto. Each of the transactions referred to in clauses (i) - (iv) of the foregoing definition of Acquisition Proposal, other than the Merger proposed by this Agreement, is referred to herein as an “Acquisition Transaction.”

5.9.            Further Assurances. At any time and from time to time after the Closing, each party to this Agreement agrees to cooperate with each other party and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts as may be reasonably required to consummate the Transactions, including to provide any necessary information in connection with the Company’s filing its Information Statement with the SEC.

5.10.        Public Disclosure. Prior to the Closing, each party to this Agreement shall consult with each other party before issuing any press release or otherwise making any public statements, announcements or communications with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, announcement or communication without the prior written consent of the other parties, which consent shall not be unreasonably withheld, except as may be required by Applicable Law.

5.11.        Board of Directors. Prior to the Effective Time, the Board of Directors of the Company, in accordance with Applicable Law, shall take all necessary action (including the resignation of existing directors) to cause its Board of Directors, as of the date that is the later of: (i) ten days after the filing of a Schedule 14F-1 Information Statement, if applicable, or (ii) the Effective Time (such date, the “Appointment Date”), to consist of a total of nine (9) directors, with all such directors to be designated in writing by L360, each to hold office from the Appointment Date until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

5.12.        Compliance with Securities Laws Relating to the Issuance of the Merger Shares. Prior to the Closing, L360 shall request the L360 Shareholders to execute an investment representation letter, in the form of Exhibit A (each an “Investment Letter”), providing their respective status as “accredited investors,” as such term is defined in Regulation D promulgated under the Securities Act. The Company, Merger Sub and the Surviving Corporation shall take such steps as may be necessary to comply with all federal securities laws and Blue Sky Laws of all jurisdictions which are applicable to the issuance of the Merger Shares in connection with the Merger. L360 shall use its best efforts, to the extent commercially reasonable, to assist the Company as may be necessary to comply with such federal securities laws and Blue Sky Laws.

5.14.        Reorganization. Except for the transactions contemplated by this Agreement, the parties shall not take any action, or cause the Surviving Corporation to take any action, which would have the result of disqualifying the Merger as a reorganization pursuant to Section 368(a)(2)(E) of the Code. In addition, no party shall adopt any position (or cause the Surviving Corporation to adopt any position) which is inconsistent with the treatment of the Merger as a tax-free reorganization.

5.15.        Reasonable Commercial Efforts and Further Assurances. Each party, at the reasonable request of another party, and as soon as practicable, shall execute and deliver at the requesting party’s expense such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.16.        Indemnification. All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors, officers, agents or employees of the Company (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Company’s Certificate of Incorporation or Bylaws (in each case as in effect as of the date of this Agreement), excluding any actions or omissions of any Indemnified Person constituting willful misconduct or gross negligence, shall survive the Merger and shall be fully complied with by the Company and the Surviving Corporation, to the fullest extent permitted by the laws of the State of Nevada.

5.17.        Payment of Certain Expenses by L360. Subject to and upon the Closing of the transactions contemplated in this Agreement, L360 shall pay to Davisson, for services provided in connection with the Merger and all of the other transactions contemplated herein, an aggregate amount not to exceed $50,000, payable, in cash, at Closing.

5.18.        Survival of Representations and Warranties. All representations, warranties and agreements made by the parties to this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive the Closing for a period of twelve (12) months.

5.19.        Spin-Off of Kingdom Concrete, Inc., Subsidiary. Simultaneously with the Closing, the Company’s operating subsidiary, Kingdom Texas shall be “spun-out” and otherwise divested from the Company. This divestiture shall be effected by the transfer of 100% of the capital stock of Kingdom Texas (the “Kingdom Texas Stock”) being transferred to Edward Stevens in exchange for the transfer to the Company and cancelation of 600,000 shares of the Company’s Common Stock held by Edward Stevens in exchange for the Kingdom Texas Stock, whereupon the Company will retain no more ownership of Kingdom Texas and all of the assets and liabilities of Kingdom Texas shall remain with Kingdom Texas.

Article VI
CONDITIONS TO CLOSING

6.1.            Conditions to Each Party’s Obligations to Consummate the Transactions. The respective obligations of each party to this Agreement to consummate the Merger and the Transactions relating thereto, shall be subject to the following conditions, unless waived in writing prior to the Closing Date by L360, in the case of the Company, Kingdom Texas or Merger Sub, or by the Company, in the case of L360:

(a)                Consents and Approvals. All consents, approvals, authorizations, orders and action of any Governmental Body required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

(b)               No Restraints. No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Transactions (each party agreeing to use its reasonable best efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

(c)                L360 Shareholders. On or before the day immediately prior to the Closing Date, L360 shall have delivered to the Company and the Exchange Agent the updated Schedule 2.2(c) reflecting the L360 Shareholders of record and their corresponding ownership as of the Closing Date.

(d)               L360 Non-Converting Securities. On or before the day immediately prior to the Closing Date, L360 shall have delivered to the Company the updated Schedule 2.4(a) to list the L360 Non-Converting Securities as of the Closing Date.

(e)                Investment Letter. Each L360 Shareholder shall have delivered to L360 a completed Investment Letter.

(f)                Exemption from Registration of Merger Shares. The Company and L360 shall be satisfied that the issuances of the Merger Shares shall be exempt from registration under the Securities Act pursuant to the provisions of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

(g)               No Bankruptcy. No proceeding in which the Company, Merger Sub or LC or any of its Subsidiaries shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against any of the foregoing under any United States or state bankruptcy or insolvency law.

6.2.            Conditions to Obligations of the Company, Kingdom Texas and Merger Sub to Consummate the Transactions.

The obligations of the Company, Kingdom Texas and Merger Sub to consummate the Merger and the Transactions relating thereto, shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by the Company:

(a)                Representations and Warranties. The representations and warranties of L360 contained herein shall be true and correct, in each case at and as of the Effective Time, with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)               Performance of Obligations. L360 shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, at or prior to the Effective Time.

(c)                Officer’s Certificate. L360 shall have executed and delivered to the Company and Merger Sub a certificate, dated the Closing Date, and signed by an officer of L360, evidencing compliance with Section 6.2(a) and Section 6.2(b) hereof.

(d)               Secretary’s Certificate. The Company and Merger Sub shall have received from the Secretary of L360 a certificate (i) certifying the current L360’s Articles of Incorporation, (ii) certifying the current Bylaws of L360, (iii) certifying the resolutions of the Board of Directors of L360, (vi) certifying the resolutions of the L360 Shareholders, and (v) attesting to the incumbency of the officers of L360.

(e)                Due Diligence. The Company shall have completed its financial, business and legal due diligence investigation of L360 to the Company’s and its counsel’s satisfaction which shall be determined at the sole and absolute discretion of the Company and its counsel.

(f)                Stock Certificates and Accompanying Stock Transfer Documents. Certificates evidencing all of the L360 Common Stock to be exchanged, at Closing, for the right to receive Merger Shares, pursuant to the terms of the Merger, shall have been delivered by the Exchange Agent to Davisson, counsel to the Company in accordance with Section 2.2(a).

(g)               Approval. L360 shall have obtained the requisite approval of the L360 Shareholders as required for the consummation of the Merger and this Agreement in accordance with the FLBCA.

(h)               Material Adverse Effect. There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect on L360 or any of its Subsidiaries.

6.3.            Conditions to Obligations of L360 to Consummate the Transactions. The obligation of L360 to consummate the Merger and the Transactions relating thereto, shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by TG:

(a)                Representations and Warranties. The representations and warranties of the Company and Merger Sub contained herein shall be true and correct, in each case at and as of the Effective Time, with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)               Performance of Obligations. The Company and Merger Sub each shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it at or prior to the Effective Time.

(c)                Officer’s Certificate. Each of the Company and the Merger Sub shall have executed and delivered to L360 a certificate, dated the date of Closing and signed by an officer of the Company and the Merger Sub, respectively, evidencing compliance with Sections 6.3(a) and 6.3(b) hereof

(d)               Secretary’s Certificate. L360 shall have received from the Secretary of the Company and Merger Sub a certificate (i) certifying their current Articles of Incorporation, respectively, (ii) certifying their current Bylaws of the Company and Merger Sub, respectively, (iii) certifying their resolutions of the Board of Directors of the Company and Merger Sub, respectively, (vi) certifying the resolutions of the sole shareholder of Merger Sub, and (v) attesting to the incumbency of the officers of the Company and Merger Sub, respectively.

(e)                Due Diligence. L360 shall have completed its financial, business and legal due diligence investigation of the Company, Kingdom Texas and Merger Sub to L360’s and its counsel’s satisfaction which shall be determined at the sole and absolute discretion of L360 and its counsel.

(f)                Certificates for Merger Shares. The Company shall have made sufficient arrangement with its transfer agent for the delivery of certificates to the L360 Shareholders, with respect to the Merger Shares, as provided in Section 2.2(b).

(g)               Approval. Merger Sub shall have obtained the requisite approval of the Merger Sub Shareholders as required for the consummation of the Merger and this Agreement in accordance with the FLBCA.

(h)               Material Adverse Effect. There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect on the Company or Merger Sub.

(i)                 DTC Eligibility. The Company Common Stock shall be eligible for the Depository Trust Company's full range of depository services.

(j)                 Current Reports. The Company shall have filed with the SEC all SEC Reports required to be filed prior to the Closing, including those set forth on Schedule 4.7.

(k)               Resignations. Existing officers of Company shall resign as of the Closing Date and the existing board of directors of Company shall resign as of the Appointment Date.

(l)                 Spin-Off of Kingdom Texas. Closing of the spin-off of Kingdom Texas described in Section 5.19 shall have occurred.

(m)             Name Change. The name of the Company shall be changed to “Latitude 360, Inc.” effective as of the Closing Date.

Article VII
TERMINATION

7.1.            Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a)                by the mutual written consent of the parties to this Agreement;

(b)               by either the Company or L360, by written notice to the other if, for any reason, (i) the Closing has not occurred prior to the close of business on or before the Outside Closing Date (unless such date is extended, by the mutual agreement of the parties); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or L360, as applicable, if the party seeking to terminate the Agreement is responsible for the delay or (ii) if the party seeking to terminate the Agreement is responsible for any condition to Closing under Article IV not being satisfied;

(c)                by either the Company or L360, by written notice to the other, if any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

(d)               at the election of the Company, if (i) L360 has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice of such breach by the Company to L360; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to the Company if the Company at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or (ii) the Company or its counsel is not satisfied with the financial, business or legal due diligence investigation of L360 or any item or issue that is discovered in the course of such investigation as determined by the Company or its counsel in its sole and absolute discretion; or

(e)                at the election of L360, if (i) the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice to the Company of such breach by L360; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to L360 if L360, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or (ii) L360 or its counsel is not satisfied with the financial, business or legal due diligence investigation of the Company or any item or issue that is discovered in the course of such investigation as determined by L360 or its counsel in its sole and absolute discretion.

7.2.            Effect of Termination. In the event of the termination of this Agreement by either the Company or L360, or both of them, pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(d)(ii) or Section 7.1(e)(ii), (i) this Agreement shall forthwith become void and have no further force or effect, and (ii) there shall be no further liability under this Agreement on the part of L360 or the Company, except, in either case, with respect to the provisions of Section 5.6 (Access to Information), Section 5.7(Confidentiality), Section 5.11 (Public Disclosure), this Section and Section 7.3 (Expenses, Termination Fees), each of which shall survive the termination of this Agreement.

7.3.            Expenses; Termination Fees.

(a)                Except as set forth in this Section 7.3, or otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

(b)               Notwithstanding the foregoing, in the event of the termination of this Agreement by either (i) the Company, pursuant to the provisions of Section 7.1(d)(i-ii), or (ii) L360, pursuant to the provisions of Section 7.1(e)(i-ii), in each case, which shall include the attempted termination of this Agreement, by either party other than as provided in Section 7.1, where the non-terminating party has been determined (i) by a court of competent jurisdiction (by a non-appealable decision), (ii) pursuant to a decision rendered in binding arbitration (which is not appealable) or (iii) by the parties, pursuant to a settlement agreement, in any case, to have materially breached this Agreement so as to provide for a right of termination pursuant to either Section 7.1(d)(i-ii) or Section 7.1(e)(i-ii), as applicable, then such non-terminating party shall be required to pay the terminating party’s Expenses incurred in connection with the transactions contemplated hereunder.

(c)                Notwithstanding the foregoing, in the event a party terminates this Agreement, in accordance with Section 7.1(d)(i) or Section 7.1(e)(i), as applicable, and the non-terminating party has been determined (i) by a court of competent jurisdiction (by a non-appealable decision), (ii) pursuant to a decision rendered in binding arbitration (which is not appealable) or (iii) by the parties, pursuant to a settlement agreement, in any case, to have materially breached this Agreement so as to provide for a right of termination pursuant to either Section 7.1(d)(i) or Section 7.1(e)(i), as applicable, then such non-terminating party shall be required to pay the terminating party’s Expenses incurred in connection with the transactions contemplated hereunder.

(d)               All payments required under Section 7.3(b) shall be made by wire transfer of immediately available funds to an account designated by the party to whom such payment will be made.

(e)                The term “Expenses” shall mean all out-of-pocket expenses incurred by the Company and its affiliates, on the one hand, or L360 and its affiliates, on the other hand, in connection with this Agreement and/or any other Transaction Documents, any letter of intent related to this Agreement, and the transactions contemplated hereby or incidental hereto, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors.

(f)                The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of L360, the Company nor Merger Sub would enter into this Agreement. Accordingly, if either party fails to promptly pay any amounts owing pursuant to this Section 7.3 when due, then the party from whom such payment is due shall in addition thereto pay to the other party all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the party entitled to such payment hereunder at the prime rate of Chase Manhattan as in effect from time to time during such period.

Article VIII
MISCELLANEOUS

8.1.            Certain Definitions; Rules of Construction. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 5.9.

“Acquisition Transaction” has the meaning set forth in Section 5.9.

“Adjustment Event” has the meaning set forth in Section 2.3.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means any Federal, state or local law, regulation, code, ordinance, statute, rule, Order, judgment, decree or other requirement of a Governmental Body applicable to the business of the Company or L360, as the context may require.

“Appointment Date” has the meaning set forth in Section 5.12.

“Benefit Plans” has the meaning set forth in Section 3.26.

“Blue Sky Laws” has the meaning set forth in Section 3.10.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks in the State of New York are permitted or obligated to be closed for business.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Claim” means any action, suit, claim, complaint, demand, litigation or similar proceeding.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Stockholder” and “Company Stockholders” have the meaning set forth in Section 2.1(a).

“Conversion Rate” has the meaning set forth in Section 2.1(a).

“Dissenting Shares” shall have the meaning set forth in Section 2.9.

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Laws” means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by Governmental Body under federal, state, local or common law, indemnity agreements or other contractual obligations, in each case, pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”), and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Expenses” has the meaning set forth in Section 7.3(d).

“FLBCA” has the meaning set forth in the recitals.

“GAAP” has the meaning set forth in Section 3.14(b).

“Governmental Body” means any court, administrative or regulatory agency or commission or other governmental authority of competent jurisdiction.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

“Indemnified Persons” has the meaning set forth in Section 5.16.

“Intellectual Property” means all of the following as they are used in connection with the business of a Person as presently conducted and as they exist in all jurisdictions throughout the world, in each case, to the extent owned by such Person:

(a)                patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

(b)               trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; and

(c)                copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof.

“Investment Letter” has the meaning set forth in Section 5.13.

“Knowledge” with respect to L360, the actual knowledge of Brent Brown or Greg Garson, and with respect to the Company, Kingdom Texas and Merger Sub, the actual knowledge of Edward Stevens.

“L360” has the meaning set forth in the preamble.

“L360 Common Stock” has the meaning set forth in Section 2.1(a).

“L360 Consent” has the meaning set forth in Section 5.3.

“L360 Convertible Securities” has the meaning set forth in Section 2.4 (a).

“L360 Exchange Convertible Notes” has the meaning set forth in Section 2.4(b).

“L360 Financial Statements” has the meaning set forth in Section 3.14.

“L360 Non-Converting Notes” has the meaning set forth in Section 2.4(a).

“L360 Preferred Stock” has the meaning set forth in Section 2.4(a).

“L360 Shareholder” and “L360 Shareholders” have the meaning set forth in Section 2.1(a).

“L360 Warrant” has the meaning set forth in Section 2.4.

“Lien” means any mortgage, pledge, lien, charge, easement, restrictive covenant, encumbrance, voting or transfer restriction, or security interest.

“Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, business or operations of a Person and its Subsidiaries, taken as a whole.

“Material Contract” means all contracts, agreements, understandings or arrangements, whether or not in writing, to which a Person is a party or by or to which any of them or any of their assets or properties are bound or subject, which has a contract value or obligation in excess of $100,000.

“Material Legal Proceedings” has the meaning set forth in Section 3.7.

“Merger” has the meaning set forth in the recitals.

“Merger Shares” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the preamble.

“Orders” has the meaning set forth in Section 3.9.

“Permitted Liens” has the meaning set forth in Section 3.8.

“Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Recapitalization Adjustments” has the meaning set forth in Section 2.5.

“Recent Reports” has the meaning set forth in Section 4.8.

“Representatives” has the meaning set forth in Section 5.7.

“SEC” has the meaning set forth in Section 4.7(a).

“SEC Reports” has the meaning set forth in Section 4.7(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, real or personal property, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, registration, alternative or add-on minimum, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon whether disputed or not, imposed by any taxing authority (Federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Return” means any returns, declarations, reports, estimates, information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and each of the agreements and instruments contemplated hereby or thereby, including, without limitation, the Certificate of Merger, all certificates deliverable by the parties, pursuant to Section 6.2 and Section 6.3, the disclosure schedules and all documents, instruments or agreements attached to or contemplated by any of the foregoing.

“Transactions” has the meaning set forth in Section 3.3.

8.2.            Waivers and Amendments. Subject to Applicable Law, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.3.            Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

8.4.            Notices. Any notices or other communications required under this Agreement shall be in writing and be effective (a) upon delivery if given by hand delivery or facsimile transmission; (b) on the next day after given if delivered by overnight courier; (c) on the third day after depositing with the U.S. Postal Service, if delivered by certified mail, return receipt requested; or (d) upon receipt by email delivery, if receipt is confirmed, and shall be given at the addresses, facsimile numbers or email addresses set forth below, with copies provided as follows:

(a)                if to the Company or Merger Sub:

Kingdom Koncrete, Inc.

4232 E. Interstate 30
Rockwall, Texas 75087

Attn: Edward Stevens, Chief Executive Officer

Fax:

Email:

with a copy to:

Davisson & Associates, PA

4124 Quebec Avenue North, Suite 306

Minneapolis, MN 55427

Attn: Peder K. Davisson

Fax: (763) 355-5679

Email: pederd@davissonpa.com

(b)               if to L360:

Latitude 360, Inc.

6022 San Jose Blvd, 2nd Floor

Jacksonville, FL 32217

Attn: Brent W. Brown, Chief Executive Officer

Fax: (904) 730-0010

Email: bbrown@the-brownstonegroup.com

With a copy to:

Greenberg Traurig, P.A
5100 Town Center Circle
Suite 400
Boca Raton, FL 33486
Attn: Bruce C. Rosetto, Esq.
Fax: (561) 367-6225

Email: rosettob@gtlaw.com

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

8.5.            Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.6.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic image transmission technology. Copies of signature pages delivered by facsimile or other means of electronic image transmission shall have the same force and effect as originals thereof.

8.7.            Assignments. This Agreement, by operation of law or otherwise, shall be binding upon and inure to the benefit of successors and legal representatives of the parties hereto.

8.8.            Entire Agreement; Enforceability. This Agreement and the other Transaction Documents, including the Exhibits and Schedules attached hereto and thereto: (i) constitute the entire agreement among the parties with respect to the Transactions and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof; and (ii) shall be binding upon, and are solely for the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the other Transaction Documents.

8.9.            Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

KINGDOM KONCRETE, INC.

By: /s/ Edward Stevens
Name: Edward Stevens
Title: Chief Executive Officer

LATITUDE GLOBAL ACQUISITION CORP.

By: /s/ Edward Stevens
Name: Edward Stevens
Title: Chief Executive Officer

LATITUDE 360, INC.

By: /s/ Brent W. Brown
Name: Brent W. Brown
Title: Chief Executive Officer